                                                                   EXHIBIT 10.23

                         UNDERWRITING SERVICES AGREEMENT


          This Underwriting Services Agreement (this "Agreement") is made and entered into on the 1st day of January, 2002 by and between Old Lyme Insurance Company of Rhode Island, Inc., a Rhode Island-domiciled insurance company ("Old Lyme"), and Program Brokerage Corporation, a Delaware corporation ("PBC").

          WHEREAS, Old Lyme specializes in underwriting certain property and casualty risks; and

          WHEREAS, PBC is an insurance brokerage company that has extensive experience in providing underwriting support of such business; and

          WHEREAS, Old Lyme desires for PBC to provide underwriting support services to Old Lyme.

          NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Old Lyme and PBC agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Capitalized terms used herein shall have the meanings set forth below:

"CAC" means Claims Administration Corporation, a Delaware corporation.

"Commission" has the meaning set forth in Article VII hereof.

"Effective Date" means January 1, 2002.

"Existing Program" means a Program produced by PBC and written directly, or assumed, by Old Lyme prior to the Effective Date.

"Fairfax" means Fairfax Financial Holdings Limited.

"Kaye Group" means Kaye Group Inc., a Delaware corporation.

"Net Premiums" has the meaning set forth in Article V.A hereof.

"New Program" means a Program presented to Old Lyme by PBC after the Effective Date. A Program that is a New Program shall be treated as an Existing Program for all purposes hereunder on and after the first anniversary of the effective date of such New Program.

"Policy" and "Policies" means a policy or policies underwritten by Old Lyme and issued by PBC pursuant to this Agreement.

"Premium Trust Account" has the meaning set forth in Article V.B hereof.

"Premium Trust Account Guidelines" means the guidelines in respect of the Premium Trust Account set forth at Exhibit B hereof.

"Premium Trust Funds" has the meaning set forth in Article V.B hereof.

"PBC" has the meaning set forth in the preamble hereof.

"Producer Systems" has the meaning set forth in Article VIII.D(iv) hereof.

"Program" means a type or structure of coverage(s) offered to a number of like policyholders.

"Services" has the meaning set forth in Article II.A hereof.

"Statement" has the meaning set forth in Article V.C hereof.

"Sub-Producers" has the meaning set forth in Article V.B hereof.

"Term" has the meaning set forth in Article VIII hereof.

"Underwriting Guidelines" has the meaning set forth in Article II(A) hereof.


                                   ARTICLE II
                        UNDERWRITING AND RELATED SERVICES

A. Subject to the limitations set forth in this Agreement, PBC shall provide underwriting and related services to Old Lyme set forth in Section B of this Article II (collectively, the "Services") in accordance with the Binding Authority Agreement, attached hereto as Exhibit A, and in accordance with Old Lyme's written underwriting guidelines, manuals, procedures, instructions, authority limits, and any memoranda (collectively, the "Underwriting Guidelines") in respect of the Policies and the Programs provided to PBC. Exhibit A and the Underwriting Guidelines are incorporated herein by reference. Exhibit A and the Underwriting Guidelines may be modified by Old Lyme from time to time without the need to amend this Agreement and shall be effective upon thirty (30) days' prior written notice to PBC. Additionally, Old Lyme may provide PBC with memoranda setting forth certain policies of Old Lyme with regard to the coverage or Policies written by PBC which shall govern PBC's conduct, including, but not limited to, permitted coverage, character and quality of risk, reporting, policies issued, renewals, cancellations, collections or remittance of premiums and premium refunds, accounting, and record keeping. PBC agrees to comply with and be bound by such memoranda without the need for amendment of this Agreement.

B. Subject to the limitations set forth in this Agreement, the Services to be performed hereunder shall include, but not be limited to:

     1.   receipt of applications of insurance from producing subproducers;

     2. review of applications of insurance to evaluate whether the insurance falls within the Underwriting Guidelines;

     3. determination of the premium to be charged (within a range established as appropriate by Old Lyme and provided to PBC) and quote such premium to the producing broker;

     4.   collection, receipt of, and accounting for, premiums on Policies;

     5. issuance, countersignature, and delivery of policies executed by authorized officers of Old Lyme within the authorized limits specified in the Underwriting Guidelines;

     6. execution of endorsements, changes, modifications to, and cancellations and non-renewals of, Policies as authorized by Old Lyme;

     7. when appropriate, ordering an inspection of the insured premises and communication with the producing broker regarding compliance with the inspector's recommendations;

     8.   negotiation of ceded and assumed reinsurance for specific Programs;

     9. submission of necessary filings except rate, rule or form filings to applicable regulatory and quasi-regulatory bodies, including, but not limited to, the Excess Lines Association of New York and other applicable stamping offices; and

     10. establishment and maintenance of a complaint log relating to the Policies and the Programs, which log shall include, at a minimum, the following information: Policy number; name(s) of insured(s); date and time claim received; name of complainant; location where complaint was received; description of complaint; whether complaint involves any communication with any regulatory or quasi-regulatory authority; action taken to date; and final resolution of complaint, including date of resolution.

     11. Provision of any other related activities or services incidental or necessary to the complete servicing of Policies issued hereunder.

On the Effective Date, and at least annually thereafter, the parties shall mutually agree upon the specific details of the Services to be provided hereunder. In no event shall the Services hereunder duplicate services provided to Old Lyme by any other affiliated corporation of Old Lyme.

C. Notwithstanding Section B.9 of this Article II, unless PBC shall have received prior written approval of Old Lyme to communicate directly with an insurance department, communication and correspondence with the various insurance departments will be solely through Old Lyme. The parties will work together to promptly and adequately respond to any such correspondence. Nothing contained herein shall limit Old Lyme's final authority to establish rates and forms in its sole discretion.

                                   ARTICLE III
                      GENERAL OBLIGATIONS OF THE PRODUCERS

A. PBC represents and warrants that it is, and will continue to be during the Term of this Agreement and thereafter while providing any continuing Services hereunder, authorized and licensed to perform all acts set forth in this Agreement and is further licensed as a surplus lines agent or broker, if applicable. PBC warrants that a managing general agency license is not required in any state in which PBC provides Services hereunder. In the event that PBC becomes subject to such law or there is a change in the law requiring such a license, PBC agrees and hereby warrants that it will obtain such a license.

B. PBC shall maintain a listing and current copies of the insurance licenses of any sub-agent, producer, or broker (collectively, "Sub-Producers") from which PBC accepts a submission. PBC shall not appoint any Sub-Producer without first assuring that such Sub-Producer is lawfully licensed to transact the type of insurance for which such Sub-Producer is appointed. PBC shall be responsible to Old Lyme for all such Sub-Producers and for all funds related to business placed by PBC, whether or not collected, for business solicited by such Sub-Producers. At Old Lyme's request, PBC shall allow Old Lyme to review, or provide copies to Old Lyme of, the listing of and any agreements with such Sub-Producers.

C. PBC shall be responsible for full compliance with all applicable laws, regulations, rules, and requirements relating to the performance of its obligations hereunder, including, but not limited to, maintaining all necessary licenses in jurisdictions in which Old Lyme writes insurance on an admitted or excess or surplus lines basis; the general standards, rules, and regulations of the insurance industry; and all written instructions provided to PBC from time to time by Old Lyme.

D. Upon request, PBC shall forward to Old Lyme no later than five (5) days from such request (or such longer period as may be reasonably necessary for PBC to produce such information) exact copies of all Policies or other appropriate evidences of insurance written, modified, or cancelled pursuant to this Agreement; underwriting and financial documents or other reports written, produced, or received hereunder; policyholder data; or any other information in PBC's possession requested by Old Lyme relating to the Policies.

E. PBC shall keep true and complete records of all transactions and correspondence with policyholders, producers, sub-producers, brokers, state insurance departments, reinsurers, and Old Lyme.

F. All records and documents required to be maintained by PBC referred to herein, including, but not limited to, policyholder information, underwriting files, financial documents, and records relating to PBC's Premium Trust Account, shall be maintained during the Term and thereafter while providing any continuing services hereunder, in a manner and form as mutually agreed upon or as required by Old Lyme to be compatible with Old Lyme's internal systems and in accordance with generally accepted accounting principles and insurance regulatory practices. Promptly upon termination of this Agreement, PBC shall return to Old Lyme all records and documents and any copies thereof maintained by it pursuant to this Agreement; provided, however, that with to any continuing services provided hereunder, PBC shall continue to maintain such records and documents and any copies thereof and shall return them to Old Lyme upon conclusion of the continuing services that may be required as to any Policy.

G. During the Term hereof, and notwithstanding termination hereof, such records and documents may be inspected, audited, examined, and copied by representatives of Old Lyme at any time during normal business hours and shall be made available for examination by Old Lyme, its reinsurers, or any state insurance department or regulatory body which so requires.

H. PBC shall provide Old Lyme with a monthly written report in the format prescribed by Old Lyme of all declaration(s) or policy(ies) issued, spoiled, voided, or mutilated inadvertently hereunder. Such written report shall list all such declaration(s) and policy(ies) in continuous numerical sequence and shall set forth an explanation of gaps, if any, in such sequence. PBC further agrees to return any such issued, spoiled, voided, or mutilated declaration(s) or policy(ies) to Old Lyme with such report.

I. With regard to the Policies written, PBC shall provide, at its expense and within a reasonable time, sufficient information to satisfy reasonable reporting requirements imposed on Old Lyme by boards, bureaus, and associations, and to enable Old Lyme and reinsurers to file required financial statements and reports with state insurance departments and regulatory bodies. Old Lyme shall provide PBC with such written reporting requirements.

J. Except as specifically provided herein, PBC shall have no authority to delegate any authority contained herein to sub-agents, brokers, producers, sub-producers, or to any other person or entity, or to enter into any joint ventures or other arrangements with wholesalers or other entities with respect to the Services, without the prior written authorization from Old Lyme. Notwithstanding the foregoing, PBC shall not delegate the binding authority received by them pursuant to this Agreement.

K. PBC acknowledges that it and its employees are independent contractors and not employees of Old Lyme and, accordingly, all agency expenses including, but not limited to, PBC's office rent; transportation; salaries; utilities; furniture; fixtures; equipment; telephone; attorney or other legal fees; postage; promotional advertising and public relations expenses; printing costs of proposals, premium notices, records, and reports; inspection fees; retail credit reports and any other documents required to fulfill the obligations of PBC under this Agreement; commissions, fees, or countersignature fees due to agents, sub-agents, producers, or brokers; and PBC's license fees and occupational taxes, whether billed to PBC or Old Lyme, shall be the sole liability of PBC, unless assumption of such expense by Old Lyme is agreed to in writing by Old Lyme. PBC will remit promptly to Old Lyme the amount of any such item billed to Old Lyme upon notice by Old Lyme to PBC of the charge therefor.

L. PBC shall not charge or commit Old Lyme to any expense, agreement, payment, debt, settlement, or obligation other than as expressly provided for herein.

M. PBC may not use the name, logo, or service mark of Old Lyme or any of its affiliates in any advertising, promotional material, or in any material disseminated by PBC without the prior written consent of Old Lyme . Any such materials in use at the Effective Date shall be deemed consented to by Old Lyme. PBC shall maintain copies and provide an original to Old Lyme of any advertisement or other materials approved by Old Lyme along with full details concerning where, when, and how it was used. PBC shall be liable for any liability of or cost incurred by Old Lyme as a result of any such materials.

N. All supplies (which shall not include any real property or furnishings) provided to a party or authorized for use by such party shall remain the property of the party that provided such supplies or authorized their use. Upon termination of this Agreement or PBC's authority hereunder, (i) at Old Lyme's request, PBC shall return all, or such supplies as Old Lyme may request, to Old Lyme or to its designated representative and (ii) at PBC's request, Old Lyme shall return all, or such supplies, as PBC may request, to PBC or its designated representative.

O. PBC shall promptly report all claims, suits, or losses to Old Lyme or an adjuster or claim representative who has been designated by Old Lyme. PBC shall cooperate with Old Lyme or the assigned adjuster or claim representative in the investigation, adjustment, settlement, and payment of claims arising out of the Policies. All records, files, correspondence, or other materials pertaining to claims shall be the sole property of Old Lyme. Retention of a commission under the terms of this Agreement shall constitute a representation by PBC that all claims known to PBC have been accurately, promptly, and completely reported to Old Lyme or to an authorized claims representative of Old Lyme.

P.

     1.   PBC shall notify Old Lyme in writing:

          (a) fifteen (15) days prior to any change of ownership of ten percent (10%) or more of the outstanding stock of PBC;

          (b) fifteen (15) days prior to any change in control of PBC or the owner of a controlling interest in PBC not related to the transfer of shares of either of PBC; and

          (c) within thirty (30) days of any change of any principal officer of PBC.

     2.   Old Lyme shall notify PBC in writing:

          (a) fifteen (15) days prior to any change of ownership of ten percent (10%) or more of the outstanding stock of Old Lyme;

          (b) fifteen days (15) prior to any change in control of Old Lyme or the owner of a controlling interest in Old Lyme not related to the transfer of shares to Fairfax Inc.;

          (c) within thirty (30) days of any change of any principal officer of Old Lyme;

          (d)  within five (5) days after any change to its Best's rating.

Q. Subject to the terms, conditions and limitations of this Agreement, PBC agrees to perform the Services requested by Old Lyme pursuant to the terms of this Agreement diligently and in a professional manner.

R. PBC agrees to furnish Old Lyme with a balance sheet and profit and loss statement each year, which statements shall accurately reflect the financial condition of PBC and will include an auditor's statement and report if PBC obtains audited statements. If PBC does not obtain audited statements, the financial information furnished may be unaudited, unless submission of an audited statement is required by the law of any state having jurisdiction over this Agreement. Such financial information shall be furnished to Old Lyme within ninety (90) days following the close of the fiscal year of PBC.

S. PBC shall not charge to its subproducers or to Old Lyme's insureds any policy fees, membership fees or other compensation of any kind in connection with the business placed by PBC with Old Lyme without the prior written approval of Old Lyme.


                                   ARTICLE IV
                            LIMITATIONS OF AUTHORITY

A. With respect to the Policies which PBC is now or may in the future be authorized to solicit, transact, quote, underwrite, rate, or bind under this Agreement, PBC shall not solicit, transact, quote, underwrite, rate, bind or issue Policies on the following:

     1. risks which are unacceptable in accordance with this Agreement, or the Underwriting Guidelines, procedures, instructions, or memoranda provided to PBC by Old Lyme from time to time, or in excess of the authority limits, or in violation of any other limitations set forth in Exhibit A or the Underwriting Guidelines; or

     2. risks which are not in compliance with the applicable forms, rules, rates, or filings of Old Lyme according to their exact terms and to the laws and regulations in effect in the jurisdiction in which the risk is located; or

     3. risks, coverages, or classes of business on which Old Lyme grants exclusive authority to any other person or entity; provided, however, that Old Lyme may not grant exclusive authority to any other person or entity for risks, coverages or classes of business written by PBC for Old Lyme under an Existing Program or a New Program and during the Term of this Agreement, PBC shall be the exclusive provider of Services to Old Lyme with respect to Existing Programs and New Programs..

B. In the event that PBC solicits, transacts, quotes, underwrites, rates, binds or issues Policies as prohibited by Section A of this Article IV without the prior written approval of Old Lyme, whether intentional or not, PBC will immediately do such things and take such actions as are necessary to remove or to minimize Old Lyme's exposure as an insurer on such unacceptable risks or such excess policy limits.

C. PBC shall have no authority to purchase reinsurance of any type on behalf of Old Lyme with respect to any Policy or Program written by or through PBC, shall have no authority to bind retrocessions on behalf of Old Lyme, and shall have no authority to commit Old Lyme to participate in insurance or reinsurance syndicates. For avoidance of doubt, without the prior written approval of Old Lyme, PBC shall have no authority to bind or otherwise commit Old Lyme to underwrite or otherwise participate in any ceded or assumed reinsurance risk in connection with any Policy or Program.

D. PBC shall not act as an insurer for any insureds, and this Agreement shall not be construed as an insurance policy or any contract or agreement of indemnity of insureds.

E. PBC has no authority to adjust or settle any claims arising out of or in connection with the Policies. PBC shall not collect payment from a reinsurer or commit Old Lyme to a claim settlement with a reinsurer.


                                    ARTICLE V
                             PREMIUMS AND ACCOUNTING

A. PBC shall be liable for and shall pay to Old Lyme all Net Premiums attributable to the Policies, whether or not such premiums have been collected by PBC, less Commissions. "Net Premiums" shall mean gross premiums written on Policies less return premiums due to cancellations and endorsements.

B. All premiums collected by PBC on business issued by Old Lyme are the property of Old Lyme and shall be held in trust on behalf of Old Lyme in a fiduciary capacity ("Premium Trust Funds") and shall be deposited and maintained in an account separate and segregated from PBC's own funds or funds held by PBC on behalf of any other company or person and shall not be commingled with any other funds or accounts of PBC or any other company or person (the "Premium Trust Account"). The Premium Trust Account shall be maintained in an amount at least equal to the premiums (unpaid to Old
     Lyme), and return premiums (unpaid to policyholders or insureds) received by PBC. After premiums have been deposited into the Premium Trust Account, PBC may deduct from such account the appropriate Commission. The privilege of retaining such Commission shall not be construed as altering or diminishing PBC's fiduciary duties in respect of the Premium Trust Funds. For avoidance of doubt, PBC shall not deduct any amounts from the Premium Trust Account or the Premium Trust Funds other than deductions from the Premium Trust Account for Commission. The Premium Trust Account and the Premium Trust Funds shall be solely for the purposes set forth herein and shall not be used for any other purpose, including without limitation, for payment by or reimbursement to PBC for any of their operating or other expenses.

C. Old Lyme authorizes PBC to (i) maintain the Premium Trust Account in an interest-bearing trust account in a non-affiliated bank approved by Old Lyme in writing which meets the "Premium Trust Account Guidelines," a copy of which is set forth in Exhibit B attached hereto and incorporated herein by this reference and as modified from time to time by Old Lyme without the need for amending this Agreement, with interest payable to PBC until such amounts due to Old Lyme are paid as set forth below, and (ii) to deduct Commissions from the Premium Trust Account.

     PBC shall be responsible for full compliance with all applicable laws, regulations, rules, fiduciary obligations and requirements regarding the Premium Trust Funds and the Premium Trust Account.

D. PBC shall provide Old Lyme with an itemized statement (the "Statement(s)") of money due to Old Lyme on an account-current basis and remit such amounts to Old Lyme within forty-five (45) days from the last day of the month from which coverage is effective. The Statements and the money due to Old Lyme as reflected thereon shall be delivered to Old Lyme on a monthly basis. Any dispute respecting such Statement(s) shall be resolved based on Old Lyme's records. Such Statement shall include the names of all insureds, the applicable policy effective date, the applicable policy expiration date, the transaction effective date for each policy or endorsement issued, the type of policy, the state or states in which the risk(s) is located, gross premium amount, net written premium amount, premiums collected, commission amount, and net premium amount, or such other information and in such format as Old Lyme may request from time to time. PBC shall properly report the location of the risks in order that Old Lyme may properly allocate premium taxes.

E. PBC shall use diligence in collecting premiums from insureds. PBC is responsible for (i) earned premium whether or not collected from the insured; (ii) return commissions on cancellation credits; and (iii) commissions to subagents. PBC must process cancellations for non-payment of premiums and must forward copy of such cancellation notice to Old Lyme on the same date that the cancellation notice is sent to the insured. PBC may only process a flat cancellation within thirty (30) days of the policy effective date and such cancellation must be accompanied a lost policy release or the declaration page of the replacement policy. In no event shall backdating of flat cancels other than within the above thirty (30) day period be permitted. Any cancellation occurring more than thirty (30) days after the effective date of the policy must be on an earned premium basis and PBC is responsible for such earned premium.

F. Notwithstanding termination of this Agreement, PBC shall refund to the policyholder or insured, as appropriate, or to Old Lyme if so directed by Old Lyme in writing, return premiums at the same rate as provided in the applicable Policy. Additionally, PBC shall refund to Old Lyme from PBC's own funds, Commissions (or other fees or amounts retained by PBC) on return premiums at the same rate paid to PBC. PBC shall not be required to return, as commission or return commission, monies greater than the total Commission paid or otherwise payable to PBC.

G. Should PBC default in any payment of any installment on any Policy, the installment option on such Policy shall be revoked and all premiums on such Policy shall be due and payable immediately.

H. Notwithstanding Section F of this Article VI, if PBC fails to pay Old Lyme any premiums or monies when due, Old Lyme shall be entitled to the issuance of an injunction to obtain such premiums or monies, to prohibit PBC's use of such funds in violation of this Agreement, or to require PBC to deposit such funds in accordance with this Agreement; and the cost and expense thereof, including attorneys' fees, shall be borne by PBC.

I. PBC agrees to be responsible for the collection from the insureds and payment to the appropriate governmental authority of any applicable excess or surplus lines taxes and the filing of all affidavits as required by the appropriate surplus lines governmental entities and jurisdictions and shall provide Old Lyme with written evidence of such payment and compliance on a quarterly basis.

J. PBC shall be responsible for charging Old Lyme any sales or other similar tax, if any, due from Old Lyme in the Statement. Any penalties, fines, interest, etc., that may be imposed upon any taxes due by Old Lyme arising out of the failure of Producer to timely notify Old Lyme of such tax and unknown to Old Lyme shall be paid by PBC at PBC's own expense.


                                   ARTICLE VI
                  EXISTING PROGRAMS AND RIGHT OF FIRST REFUSAL

A. PBC and Old Lyme shall maintain all Existing Programs with Old Lyme; provided, however, that Old Lyme may terminate any Program which, in Old Lyme's sole, reasonable judgement, has been or is projected to be materially unprofitable or injurious to Old Lyme. Old Lyme shall notify PBC in writing ninety (90) days prior to the effective date of termination of any Program. In the event that Old Lyme terminates one or more Programs over a 24 month period and such Programs, in the aggregate, generated at least 25% of the net premiums written by Old Lyme during the preceding 12 month period, then PBC (i) is not required to maintain all Existing Programs with Old Lyme; or (ii) may terminate this Agreement, the Claims Agreement and the Administrative Services Agreement. PBC shall provide notice of termination of each agreement that it determines to terminate at least 30 days prior to the effective date of termination of such Agreement(s). In the event that PBC terminates this Agreement pursuant to this paragraph, Old Lyme shall raise no objection to PBC replacing Old Lyme (or carriers for whom Old Lyme is assuming the risk) as the carrier on all policies placed by Producer with Old Lyme.

B. PBC shall present each New Program to Old Lyme prior to offering such New Program to any other carrier and Old Lyme shall have the right of first refusal with respect thereto unless such New Program is not substantially similar to one or more Existing Programs or is otherwise not substantially similar to the kinds of insurance underwritten by Old Lyme at such time.

C. Subject to the applicable laws and regulations of the jurisdiction in which the risk is located, and notwithstanding Article II.B hereof, Old Lyme shall have the right to reject any application or business submitted by PBC or to modify, cancel, or refuse to renew any business written hereunder and Old Lyme may at its option request that PBC modify any policy/certificate, or give notice of cancellation or non-renewal to the policyholder/certificate holder to effect the foregoing. Alternatively, or should PBC not act within a reasonable time, Old Lyme may send such notice directly to the policyholder/certificate holder.


                                   ARTICLE VII
                                  COMPENSATION

          As compensation for PBC's services hereunder, Old Lyme shall pay to PBC a Commission to be calculated as follows:

A. Existing Programs: The rate of the Commission for Existing Programs to be paid by Old Lyme to PBC shall be the same rate paid by Old Lyme to PBC with respect to each Existing Program as of the Effective Date, not to exceed thirty-five percent (35%); and

B. New Programs: The rate of the Commission for New Programs to be paid by Old Lyme to PBC shall be an amount to be mutually agreed upon by Old Lyme and PBC at the time PBC presents such New Program to Old Lyme. The Commission for a New Program shall not exceed thirty-five percent (35%) of gross written premium collected, less return premium, attributable to each such Program.


                                  ARTICLE VIII
                              TERM AND TERMINATION

A. Term and Termination Generally. Except as provided below, the term (the "Term") of this Agreement shall be continuous unless (1) terminated by mutual agreement among the parties; or (2) terminated by either party upon twelve (12) months prior written notice to the other party; or (3) terminated by either party for cause pursuant to Sections B and C of this
     Article VIII; or (4) terminated by PBC pursuant to Article VI.A.

B. Termination by Old Lyme. Notwithstanding Section A. of this Article VIII, Old Lyme may immediately, unless otherwise indicated, upon written notice to PBC, terminate this Agreement in whole or in part, for cause, which cause shall include, but shall not be limited to, the following:

     1. PBC, Kaye Group or any subsidiary of Kaye Group becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against PBC, Kaye

          Group or any subsidiary of Kaye Group and remains undismissed for thirty (30) days (PBC shall immediately notify Old Lyme of the foregoing); or

     2. PBC, or the owner of a controlling interest in PBC, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, all or substantially all of the stock or assets of PBC, or any entity controlling PBC, to a third party other than (a) Hub International Limited or its subsidiaries or (b) any other entity controlled directly or indirectly by Fairfax, without the prior written consent of Old Lyme. PBC shall immediately notify Old Lyme of any such sale, exchange, transfer, assignment, consolidation or pledge. For purposes of this Agreement, "control" and "controlled" shall have the meanings set forth in section 27-35-1(c) of the General Laws of the State of Rhode Island, as amended; or

     3. PBC fails to maintain a staff qualified to service the Policies or to maintain the quality of services and obligations necessary to operate within this Agreement including, but not limited to, in the event that both Bruce Guthart and Marc Cohen are no longer employed by PBC; or

     4. PBC fails to render timely and proper reports or premium accounting as required, or remit premiums when due, after ten (10) days written notice from Old Lyme; or

     5. PBC fails to maintain premium funds in the amount and manner required in this Agreement; provided, however, that PBC shall have one (1) opportunity to correct such failure within ten (10) days notice by Old Lyme during any rolling twelve (12) month period; or

     6. PBC engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

     7. PBC's licenses or certificates of authority are cancelled, suspended, or are declined renewal by any regulatory body in a jurisdiction in which PBC provides the Services if, after ninety (90) days, PBC fails to remedy such loss of license. PBC shall immediately notify Old Lyme of any such cancellation, suspension or declination of renewal; or

     8. PBC binds risks (i) that are unacceptable in accordance with the underwriting guidelines, procedures, instructions, or memoranda provided for herein, or (ii) with limits in excess of those specified in the underwriting authority limits provided for herein, or (iii) with rates or policy forms or filings in a jurisdiction where PBC has knowledge that required regulatory approvals have not been met; or

     9. PBC fails to permit Old Lyme to inspect, audit, examine and copy any records or files relating to the Policies in accordance with Article III.G hereof and PBC has not, within ten (10) days following a written request by Old Lyme, permitted such inspection, audit, examination and copying; or

     10. Old Lyme determines, in good faith, that PBC has otherwise materially breached any of its obligations hereunder, including, but not be limited to, a breach of PBC's obligations set forth in Articles II and III hereof.

C. Termination by PBC. Notwithstanding Section A of this Article VIII, upon written notice, PBC may immediately, unless otherwise indicated, terminate this Agreement in whole or in part, for cause, which cause shall include, but not be limited to, the following:

     1. Old Lyme or Fairfax Inc. institutes or acquiesces in the institution of any bankruptcy, financial reorganization, supervision, rehabilitation, conservationship or liquidation proceeding, or any such proceeding is instituted against Old Lyme or Fairfax Inc. and remains undismissed for thirty (30) days; or

     2. Old Lyme's license, certificate of authority or surplus or excess lines eligibility is cancelled or declined renewal by any regulatory or quasi-regulatory body within the jurisdiction in which Old Lyme is issuing Policies hereunder, if after ninety (90) days Old Lyme fails to remedy such loss of license.

     3. Old Lyme is downgraded by A.M. Best Company to a rating less than "A-"; or

     4.   Old Lyme terminates all Programs; or

     5. Old Lyme terminates the Claims Services Agreement entered into with CAC and/or the Administrative Services and Cost Allocation Agreement with Kaye Group.

               Moreover, PBC may terminate this Agreement, for cause, if (i) Fairfax Inc. sells or otherwise transfers the stock of Old Lyme to another entity and such entity's A.M. Best Company rating is less than A- or becomes less than A-, and (ii) Fairfax does not provide PBC with notice that within 45 days thereafter, it shall assign all PBC-generated business of Old Lyme to an insurer which has a Best's rating of A- or better, and that such insurer has agreed to and has the ability to (pursuant to law and otherwise) assume all of Old Lyme's obligations under this Agreement, the Claims Services Agreement, the Administrative Services Agreement and the Administrative Services and Cost Allocation Agreement. The option to terminate this Agreement pursuant to this paragraph shall have no effect if the business produced by PBC is responsible for the downgrade of the shareholder's Best rating.

D. Continued Servicing: PBC agrees that, in the event this Agreement is terminated for whatever reason, PBC shall continue to perform all customary and necessary Services regarding all Policies previously issued by PBC on behalf of Old Lyme in accordance with the provisions of this Agreement until all such Policies have been completely cancelled, non-renewed, or otherwise terminated; provided, however, that Old Lyme may, in its sole discretion, immediately suspend or terminate PBC's continuing service obligation hereunder. PBC's continuing service obligations after termination of the Agreement shall include, but not be limited to:

     1. the issuance and countersignature of appropriate endorsements to Policies when so authorized in writing by Old Lyme, provided that such endorsements shall not increase Old Lyme's liability or extend the term of any Policy without prior written approval of Old Lyme;

     2. the issuance of all applicable cancellation and/or non-renewal notices in full and complete compliance with the applicable insurance code(s) or regulations and in accordance with any written instructions that may be issued by Old Lyme;

     3. the collection and remittance of all premiums due on the Policies hereunder;

     4. providing to Old Lyme a final accounting of all financial matters in connection with the Services provided hereunder; and

     5. providing to Old Lyme for a reasonable period of time following the effective date of termination and at Old Lyme's own expense, reasonable access to all software, procedures, processes and systems generated, developed, or licensed by PBC and used in connection with the provision of the Services (collectively, the "Producer Systems").

          Except in respect of clause (5) of this Section D, if PBC fails in any respect to fulfill the foregoing continuing service obligations, PBC shall reimburse Old Lyme any expense incurred by Old Lyme to service or arrange for the servicing of the Policies issued by or through PBC hereunder or such amounts may be offset by Old Lyme. This Section D shall survive termination of this Agreement.

E. Upon Old Lyme providing written notice of termination to PBC hereunder, Old Lyme is hereby authorized to deal directly with all other licensed persons or entities with respect to the Policies hereunder with respect solely to the right to collect from and to return premiums directly to all sub-agents, producers, brokers, or insureds.

F. During the Term and following termination of the Agreement, if PBC has made full payments of all amounts due Old Lyme and continue to do so in a timely manner, then PBC's expirations, renewals, and related records shall be the property of PBC. Notwithstanding the foregoing, all financial, claims, policy, and underwriting records shall continue to be maintained by PBC in accordance with Sections E and F of Article III, provided to Old Lyme in accordance with Section D of Article III, and available to Old Lyme as provided in Section G of Article III. If, during the Term and following termination of this Agreement, PBC has not made full payment to Old Lyme or PBC fails to make the payment within twenty (20) days after the resolution of a dispute and no dispute is pending in respect of any payment claimed to be due to PBC, then PBC's insurance Policy records, expirations, renewals, and related records may not be the exclusive property of PBC, and Old Lyme may be entitled to PBC's insurance Policy records, and the use and control of expirations, renewals, and related records shall be vested in Old Lyme for sale, use, or disposal as Old Lyme deems fit. If and only if any dispute in respect of any payment claimed to be due to Old Lyme is resolved in favor of Old Lyme, and PBC does not then make payment of amounts due to Old Lyme within twenty (20) days after the resolution of the dispute, then PBC's insurance Policy records, expirations, renewals, and related records shall not be the exclusive property of PBC and Old Lyme shall be entitled to PBC's insurance Policy records, and the use and control of expirations, renewals, and related records shall be vested in Old Lyme for sale, use or disposal as Old Lyme deems fit. This Section F shall survive termination of this Agreement.


                                   ARTICLE IX
                         ACCOUNTING RECORDS AND REPORTS

A. All business records, reports, studies, documents, financial statements and other information generated by PBC pursuant to or relating to the Services provided to Old Lyme hereunder are the property of Old Lyme. All Producer Systems shall be the property of PBC; provided, however, that any such items developed by PBC pursuant to a formal written specification request from Old Lyme and paid for by Old Lyme, shall be the property of Old Lyme.

B. If Old Lyme provides access to its information or networks through computer access, PBC shall be responsible for maintaining the security and integrity of such information and of Old Lyme's systems. Additionally, PBC shall be responsible to ensure that PBC's employees, agents, and representatives are aware of the sensitive and proprietary nature of the information obtained, of the importance of confidentiality, and of the conditions described in this Section B.

C. In connection with the Services provided hereunder, PBC agrees to furnish Old Lyme financial, accounting, data processing and budgeting reports on a monthly basis, and actuarial reports on a quarterly basis, in each case in such manner and at such time as shall be reasonably required by Old Lyme.

D. PBC shall be responsible for maintaining full and accurate accounts and records of all Services provided hereunder in accordance with applicable laws and regulations, and such additional information as Old Lyme may reasonably request for purposes of its internal bookkeeping and accounting operations, including, without limitation, the preparation of GAAP and SAP annual and quarterly financial statements, or to evaluate the profitability of any Policy or Program. PBC shall keep copies of such accounts and records available at their principal offices for audit, inspection and copying by Old Lyme and persons authorized by it or any governmental agency having jurisdiction over Old Lyme (a "Regulator") upon reasonable notice during all reasonable business hours and Old Lyme shall maintain copies of such accounts and records at its home office in Rhode Island.

E. PBC shall promptly respond to any question from Old Lyme and persons authorized by it or any Regulator with respect to the accounts and records maintained in accordance with the terms of this Agreement. PBC shall also assist and cooperate with Old Lyme's auditors and Regulators in the conduct of any audit or examination of Old Lyme's financial condition and results of operations.


                                    ARTICLE X
                          INSURANCE AND INDEMNIFICATION

A. PBC is required to maintain in full force and effect the following policies of insurance issued by an insurer rated no less than "A-" by A. M. Best Company during the Term of this Agreement and thereafter while PBC has any obligations hereunder:

     1. errors and omissions insurance covering PBC and its employees in the minimum amount of Ten Million Dollars ($10,000,000) with a deductible not to exceed five hundred thousand dollars (500,000);

     2. fidelity insurance covering PBC and its employees in the minimum amount of Five Million Dollars ($5,000,000);

     3. commercial general liability insurance (including personal injury) covering PBC and its employees in the minimum amount of One Million Dollars ($1,000,000) single limit per occurrence covering PBC and its employees and a Five Million Dollars ($5,000,000) umbrella policy covering PBC and its employees;

     4. non-owned automobile liability insurance covering PBC's employees in the minimum amount of One Million Dollars ($1,000,000) single limit per occurrence and a Five Million Dollars ($5,000,000) umbrella policy covering PBC and its employees; and

     5. workers compensation insurance in at least the minimum amounts required to be maintained by PBC by any applicable statute or regulation.

          Such insurance shall be maintained by PBC at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectible insurance available to Old Lyme. PBC shall request its insurers to provide thirty (30) days prior notification to Old Lyme, and PBC agrees to immediately notify Old Lyme when it receives notice of lapse, increased deductibles, decreased coverage, or upon receipt of a notice terminating coverage. Prior to the Effective Date and on or before January 30 of each year thereafter, PBC shall furnish proof of such insurance. PBC further agrees to notify Old Lyme of any claim brought under any such policy which arises out of or is connected with the Services performed hereunder.

B. Indemnification by Old Lyme. Old Lyme shall indemnify, defend and hold harmless each of PBC and its affiliates and directors, officers, employees and agents from and against any and all claims, liabilities, demands, actions, proceedings, damages, including punitive, consequential or extracontractual obligations and obligations in excess of original policy limits, losses, deficiencies, fines, penalties, costs or expenses, including reasonable attorneys' fees ("Demands") to the extent relating to or arising out of any act or omission of

     Old Lyme, its affiliates and directors, officers, employees and agents, in performing their obligations under this Agreement except to the extent such act or omission occurred at the direction of or request of PBC or in conformity with guidelines or instructions provided by PBC. Old Lyme shall further indemnify and hold PBC and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of the Old Lyme's breach of this Agreement or the failure of Old Lyme to make available to PBC any information or to provide any services required to be made available to or provided to PBC under this Agreement. Notwithstanding the foregoing, Old Lyme shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross negligence on the part of PBC and its affiliates and directors, officers, employees and agents, other than Old Lyme.

C. Indemnification by PBC. PBC shall indemnify, defend and hold harmless Old Lyme and its affiliates and directors, officers, employees and agents from and against any and all Demands to the extent relating to or arising out of any act or omission of PBC, its affiliates and directors, officers, employees and agents in performing its obligations under this Agreement except to the extent such act or omission occurred at the direction of or request of Old Lyme or in conformity with guidelines or instructions provided by Old Lyme. PBC shall further indemnify and hold Old Lyme and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of PBC's breach of this Agreement or the failure of PBC to make available to Old Lyme any information or to provide any services required to be made available to or provided to Old Lyme under this Agreement. Notwithstanding the foregoing, PBC shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross negligence on the part of Old Lyme and its affiliates and directors, officers, employees and agents other than PBC.

D. The provisions of Sections B. and C. of this Article X shall survive termination of this Agreement.

E. Indemnification Procedure. If a party hereto (the "Indemnified Party") asserts that another party (the "Indemnifying Party") has become obligated to indemnify pursuant to this Article X, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party, specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, be entitled to contest or defend any action against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each be entitled to choose counsel of their choice and each party shall bear the cost of counsel it so chooses. In the event of the settlement of an action for which indemnification is required, the Indemnifying Party shall not be required to indemnify the Indemnified Party unless the Indemnifying Party shall have agreed to the terms of such settlement, which agreement shall not be unreasonably withheld. Any payment to be made by an Indemnifying Party shall be made within thirty (30) days of the delivery of notice of an uncontested claim to indemnification or final determination of the amount to be indemnified.


                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

A. Cooperation. The parties shall cooperate in a commercially reasonable manner in order that the duties assumed by PBC will be effectively, efficiently and promptly discharged. Old Lyme shall, at all reasonable times, during its normal business hours, make available to PBC properly authorized personnel of Old Lyme for the purpose of consultation and decision and information as may be reasonably required by PBC.

B. Reasonableness. The parties will act reasonably and in good faith on all matters within the terms of this Agreement.

C. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by written consent of all of the parties hereto.

D. Amendments and Waivers. This Agreement may be amended at any time by an agreement in writing between the parties. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

E. Entire Agreement. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and there are no understandings between the parties as to the Services to be provided other than as expressed in this Agreement. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by all parties.

F. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

G. Governing Law. This Agreement shall be interpreted and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions of such jurisdiction.

H. Invalidity. Unless the invalidity or unenforceability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

I. Dispute Resolution. In the event of an alleged breach of this Agreement or any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof (each, a "Dispute"), the parties agree to work together in good faith to resolve the matter internally by escalating to higher levels of management of the parties and to senior management of Fairfax and then, if necessary, to submit the matter to arbitration in the manner described below. No Dispute will be submitted to arbitration during such internal dispute process. The duration of such process will not exceed sixty (60) days starting upon the written notification of a Dispute from one party to the other. In any event, any party may stop the internal dispute resolution procedure whenever it, in good faith, determines that the procedure is no longer appropriate to resolve the Dispute. Notwithstanding the foregoing, nothing set forth in this Section (I) shall be construed as limiting the ability of Old Lyme to suspend, withdraw or terminate all or any part of the authority of PBC pursuant to this Agreement.

          In the event a Dispute is not resolved pursuant to the preceding paragraph, such Dispute shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire. The members of the Board shall be U.S. citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.

     1. One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

     2. The sittings of the Board shall take place in New York, New York, unless otherwise agreed by the parties hereto. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of evidence. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

     3. Each party shall bear the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

J.   Equitable Relief Available. Notwithstanding anything to the contrary in
     Section I of this Article XI, Old Lyme and PBC acknowledge that it will be impossible to measure in money the damages if any of them fails to comply with certain obligations imposed by this Agreement, that every obligation is material, and that in the event of any failure to comply the injured party will not have an adequate remedy at law or in damages. Old Lyme and PBC further acknowledge that money damages would be insufficient to obtain the duplicate or substantial equivalent of the promised performance of the other as provided in this Agreement due to the unique character of this Agreement. Old Lyme and PBC further acknowledge that substantially equivalent performance could not be obtained by the other due to the difficulty, delay, and inconvenience involved. Therefore, Old Lyme and PBC agree that the obligations set forth in Article II.C, Article III, Article IV, Article VIII.D(v) and Article IX under this Agreement may be enforced by temporary and permanent injunctive relief or other available equitable remedies against each of them at the suit of the other without bond or other security to compel performance of the terms of this Agreement. Old Lyme and PBC waive and covenant not to raise as a defense in any action seeking injunctive relief (i) failure of consideration and (ii) availability of relief in damages. Without in any way limiting the foregoing, upon Old Lyme's termination of the authority of PBC to perform the Services, upon the refusal of PBC to deliver such files to Old Lyme within a reasonable time, PBC agrees to consent to the entry of an injunction requiring PBC to deliver all policy underwriting and claims files required to be maintained by PBC hereunder to permit Old Lyme to properly discharge its obligations in respect of the Policies and to adequately protect its interests in connection therewith. In addition, Old Lyme and PBC agree that any award of injunctive relief will include recovery of associated costs and expenses (including reasonable attorneys' fees).

K. Government Action. PBC and Old Lyme shall notify the other within ten (10) days of notice or receipt (or such shorter period as necessary to adequately respond) of any inquiry, investigation, cease and desist order, audit, complaint or other similar matter from any state or federal regulatory or law enforcement body or any similar organization relating to the Policies, any Program or any Service hereunder, whether against Old Lyme, PBC, producers, sub-agent, or brokers. PBC shall provide Old Lyme with a proposed written response to a complaint and a copy of all documentation relating to such complaint including, but not limited to, a written summary of all facts relevant to such complaint. Old Lyme will then respond, or authorize PBC to respond, to such complaint in such form as Old Lyme determines, in Old Lyme's sole discretion, necessary. The parties will work together to promptly and adequately respond to any such complaint.

L. Privacy. Neither party shall disclose any non-public personal, medical or financial information gathered in the course of performing any Services hereunder to any third party and shall in all respects comply with the Gramm-Leach-Bliley Act, Pub. L. No. 106-102, 113 Stat. 1338 (1999) as implemented by any and all state insurance regulatory bodies. Further, both parties shall comply with any and all privacy regulations and statutes applicable to any information obtained by either party as a result of the Services and shall be solely responsible for any fines, penalties or damages associated with its own improper disclosure of protected information and shall fully defend, indemnify, and hold harmless the other party for any such improper disclosure in accordance with Article VII hereof.

M. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile transmission to the appropriate facsimile number on Appendix A or, if mailed, three days after the date of deposit in the United States mails, to the appropriate address on Appendix A. Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

N. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

O. Non-exclusivity. Nothing herein shall be deemed to grant PBC an exclusive right to provide services to Old Lyme, and Old Lyme retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services as have been requested by Old Lyme pursuant to this Agreement; provided, however, that, during the Term of this Agreement, PBC shall be the exclusive providers of Services to Old Lyme with respect to Existing Programs.

P. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.

OLD LYME INSURANCE COMPANY OF RHODE ISLAND, INC.



By: /s/ Michael P. Sabanos
    -----------------------------------
    Name:
    Title:



PROGRAM BROKERAGE CORPORATION


By: /s/ Michael P. Sabanos
    -----------------------------------
    Name:
    Title: